SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2005

PLACER SIERRA BANCSHARES

(Exact Name of Registrant as Specified in Charter)

California	0-50652	94-3411134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 J Street, Sacramento, California 95814	95814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (916) 554-4750

(Former Name or Former Address, if Changed Since Last Report) Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 1, 2005, Placer Sierra Bank (the “Company”), a wholly-owned subsidiary of Placer Sierra Bancshares (NasdaqNMS: PLSB) (“PLSB”), entered into an employment agreement (the “Agreement”) with the Marshall V. Laitsch (the “Executive”) pursuant to which the Company has retained the Executive to serve as President – Southern California Division of the Company. The following summary is qualified in its entirety by reference to the text of the Agreement, a complete copy of which is filed as Exhibit 10.1 to this Current Report and which is incorporated herein by reference.

The Agreement provides for the employment of the Executive for a period of three years commencing on January 1, 2005, unless terminated earlier pursuant to the terms of the Agreement. Under the terms of the Employment Agreement, the Executive will receive annual compensation of no less than $210,000 and participate in the Company’s Executive Incentive Plan. The Company will use its best efforts to cause PLSB to grant to the Executive the option to purchase 25,000 shares of PLSB’s common stock pursuant to the terms and conditions of the Placer Sierra Bancshares 2004 Stock Option Plan. The Company will provide for the Executive’s participation in the medical, dental, vision, life and disability insurance programs maintained by the Company for its employees. In addition, the Company shall pay the Executive a $900 a month automobile allowance and the Executive’s monthly country club dues in an amount up to $6,000 per year.

The Agreement also provides for the payment by the Company to the Executive of a single sum severance payment equal to twelve months of the Executive’s current base salary plus any accrued incentive bonus upon a voluntary termination of employment for “good reason,” an involuntary termination of employment without “good cause,” or a voluntary termination of employment following a reduction in the Executive’s duties or title occurring within 12 months after a “change in control” of the Company. Following such a termination of employment, the Executive will receive (i) all benefits that have vested under any written term of plan, and (ii) health care coverage continuation rights under COBRA.

In the event the Executive terminates his employment for other than “good reason,” or the Company terminates the Executive’s employment for “cause,” the Executive shall not be entitled to receive any salary or other compensation or other benefits for any period after such termination. However, following such a termination of employment, the Executive will receive (i) all benefits that have vested under any written term of plan, and (ii) health care coverage continuation rights under COBRA. The Agreement and all benefits provided under the Agreement will terminate immediately upon the death of the Executive, provided that the Executive’s heirs and estate will receive all benefits that have vested under any written term of plan, and the Executive’s dependents will receive health care coverage continuation rights under COBRA.

The Agreement contains restrictive covenants which prohibit the Executive from (i) associating with a business that is competitive with any line of business of the Company for which the Executive provided services during the term of the Executive’s employment, without the Company’s consent and (ii) soliciting the Company’s agents and employees during the term of the Executive’s employment and for a period of one year following any termination of employment.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 3, 2005, Placer Sierra Bancshares (NasdaqNMS: PLSB) announced the appointment of Marshall V. Laitsch as President - Southern California Division of Placer Sierra Bank, a wholly-owned subsidiary of PLSB. Mr. Laitsch is 56 years old.

Prior to joining Placer Sierra Bank, Mr. Laitsch served as President and Chief Executive Officer of Sunwest Bank, a $320 million, four-branch community business bank serving Orange County, California. From 1999 through 2002, Mr. Laitsch served as President and Chief Executive Officer of Pacific Century Bank, N.A., a $1.3 billion wholly owned subsidiary of Pacific Century Financial Corporation.

See disclosure under Item 1.01 above for material terms of Mr. Laitsch’s employment agreement.

Item 9.01 Financial Statements and Exhibits

10.1	Employment Agreement, dated January 1, 2005, by and between Placer Sierra Bank and Marshall V. Laitsch.

99.1	January 3, 2005, press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Placer Sierra Bancshares

Date: January 6, 2005	By:	/s/ Ronald Bachli
	Name:	Ronald Bachli
	Title:	Chairman and Chief Executive Officer (principal executive officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement, dated January 1, 2005, by and between Placer Sierra Bank and Marshall V. Laitsch.

99.1	January 3, 2005, press release.